EXHIBIT 99.1

Contacts:
Rachael Scherer	Chris Campbell-Loth
Investor Relations	Public Relations
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Chris King	Yvan Deurbroeck
Investor Relations	Public Relations
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F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC REPORTS 14 PERCENT GROWTH IN SECOND-QUARTER REVENUE

AND 56 PERCENT GROWTH IN EARNINGS PER SHARE

Record Quarter Led by Continued Strong Growth in Implantable Defibrillator and Spinal Revenues,

Together With Accelerated Growth in Diabetes

All Businesses Showed Year-Over-Year Quarterly Growth

MINNEAPOLIS, November 12, 2003 – Reflecting the continued benefits of its broad and diversified business, along with expanded market leadership and share gains in several key segments, Medtronic, Inc. (NYSE: MDT), today announced quarterly revenues of $2.164 billion, up 14 percent over the $1.891 billion of the comparable period a year ago.  Reflecting the weaker dollar outside the United States, foreign currency translation, when compared to the prior year, had a positive effect on revenue of $59.1 million.

The company announced second-quarter net earnings of $476.1 million, or $0.39 per diluted share, an increase in net earnings of 58 percent over the $301.7 million in net earnings and 56 percent above the $0.25 per diluted share recorded in the comparable period last year.  Excluding charges taken in the second quarter of both the current and prior year, net earnings and net earnings per diluted share grew 14 percent and 15 percent, respectively.

“Medtronic delivered another record quarter of solid growth, with especially noteworthy contributions from our implantable defibrillator, spinal and diabetes product lines,” stated Art Collins, Medtronic chairman and chief executive officer.  “Looking ahead, our new product pipeline and continued market development efforts bode well for both patients and the financial performance of the company during the second half of this fiscal year.”

Cardiac Rhythm Management Business

Cardiac Rhythm Management reported revenues of $1.024 billion for the quarter, a 13 percent increase when compared to the same quarter one year ago.

Capturing more than 80 percent of the market’s sequential growth and extending its clear market leadership through share gains, worldwide implantable defibrillator revenues grew 22 percent in the quarter.  Growth was fueled by rapid uptake of the InSync II Marquis™ – the fourth high-powered heart failure device introduced by Medtronic within the last 18 months – and continued enthusiasm for the Marquis® family of implantable defibrillators.  Other milestones for the quarter included the U.S. introduction of the high-output Maximo™ implantable defibrillator, the addition of the Marquis VR to the CareLink™ Network and the conclusion of the patient follow-up period for the landmark SCD-HeFT (Sudden Cardiac Death in Heart Failure) trial.

Worldwide pacing revenues were up 9 percent for the second quarter.  Quarterly growth was driven by market share gains and continued acceptance of the company’s unique low-powered heart failure offerings, the InSync® and the InSync® III, as well as preference for its full suite of pacemakers.  Additional highlights included the U.S. introduction of the Vitatron C-series, the world’s first fully digital pacemaker, and the European introduction of the EnPulse™, the world’s first fully automatic pacing system.  Medtronic anticipates both the U.S. launch of the EnPulse pacemaker and the addition of cardiac resynchronization therapy devices to the CareLink Network by the end of the calendar year.

Collectively, implantable defibrillator and pacing revenues (Arrhythmia Management) increased more than 15 percent.

Medtronic Physio-Control revenues were down 5 percent for the quarter.  In support of its goal to create greater public awareness and access to automated external defibrillators (AEDs), Medtronic recently launched LIFEPAK® Heart Safe Schools, a complete, ready-to-use package of services that integrates the components necessary to bring lifesaving AED technology to schools across the country.

Vascular Business

Vascular posted quarterly revenues of $194.2 million, with growth up slightly versus the same period one year ago.

Significant share gains in several segments of the market contributed to the quarter’s performance.  Continued strong preference for both the Driver™ coronary stent and the Micro-Driver small vessel coronary stent in Europe complemented the rapid acceptance of Medtronic’s latest balloon and guide catheter products, the NC Stormer® and the Launcher™, in the United States.  Further contributions came from market share gains and worldwide preference for Medtronic endovascular stent grafts.  Additional highlights for the quarter included the presentation of positive four-month results from the ENDEAVOR I trial for Medtronic’s drug-coated coronary stent, and strong physician acceptance of the Driver coronary stent following U.S. Food and Drug Administration (FDA) approval in October.

Medtronic continues to enroll patients in the ENDEAVOR II study, already surpassing the halfway mark with the enrollment of its 600th patient earlier this week.  The company anticipates both the completion of enrollment in this study and the start of the ENDEAVOR III study by the end of the calendar year.  Earlier this week, the company announced the start of an additional clinical trial, VALOR, to evaluate the use of its Talent ™ Thoracic Stent Graft in the treatment of thoracic aortic aneurysms.  Reflecting continued investments in its broader product portfolio, Medtronic expects to introduce its new Sprinter balloon catheter series and its new Exponent self-expanding carotid stent with the unique Interceptor™ distal protection filter in Europe during the third fiscal quarter.  The company will also introduce the Racer biliary stent, the market’s first peripheral stent comprised of a cobalt-based alloy, in the United States.

Cardiac Surgery Business

Cardiac Surgery achieved revenues of $146.2 million for the quarter, a 10 percent increase when compared to the same quarter one year ago.

Worldwide revenues for Heart Valves were up 14 percent due to continued market share gains and the strength of Medtronic’s broad portfolio of tissue heart valves and products used in valve repair.  Cardiac Surgery Technologies reported revenue growth of 16 percent, driven by strong acceptance of the Cardioblate® BP Surgical Ablation System and products used to facilitate the practice of beating heart bypass surgery.  In addition, Medtronic expects to launch the Cardioblate® XL by the end of the calendar year.  Perfusion Systems’ revenue grew 5 percent in the quarter, marked by continued market share gains and preference for its core products.

Neurological and Diabetes Business

Neurological and Diabetes posted quarterly revenues of $393.6 million, a 17 percent increase versus the same period one year ago.

Neurological revenues grew 17 percent in the quarter, led by strong sales of neurostimulation systems to treat pain and InterStim® Therapy for Urinary Control.  Quarterly revenue growth was also supported by continued market preference for both the Legend® high-speed surgical drill system and the Bravo™ pH Monitoring System for the diagnosis of acid reflux.  Milestones for the quarter included the 10,000th implant of the company’s novel InterStim therapy and the publication of a multi-center European clinical trial demonstrating that TUNA® Therapy is effective over the long term with sustained responses in more than 75 percent of the men treated after five years.  Looking ahead, Medtronic expects to initiate U.S. clinical trials for its innovative Gatekeeper™ Reflux Repair System during the third fiscal quarter.

Drawing upon the strength of a broad product pipeline and the first full quarter of sales of the industry’s first “wireless” insulin pump system, Diabetes quarterly revenue grew 18 percent.  Strong market acceptance of the Paradigm® 512 insulin pump and the Paradigm Link™ blood glucose meter fueled growth and extended Medtronic’s technological leadership in the marketplace.

Medtronic recently announced the market introduction of the Paradigm 712 insulin pump, which incorporates a larger reservoir for diabetes patients requiring more insulin to keep their blood sugar levels within a normal range.  Over the next several months, Medtronic anticipates a further expansion of its leading product line with the U.S. introductions of both the Quick-set® Plus™ Infusion Set and the Guardian™ Glucose Monitoring System, which features an alarm to signal high or low blood glucose levels in people with diabetes.

Spinal, ENT and SNT Business

Spinal, Ear, Nose and Throat (ENT) and Surgical Navigation Technologies (SNT) reported quarterly revenues of $406.2 million, a 26 percent increase over the same quarter one year ago.

Spinal revenues grew 29 percent, led by continued robust acceptance of INFUSE™ Bone Graft and physician preference for the company’s market-leading Minimal Access Spinal Technologies (MAST).  During the quarter, Medtronic secured additional worldwide rights for rhBMP-2 for spine, orthopaedic and trauma indications, as well as the exclusive license for orthopaedic surgery in Japan and Asia.  The company also further strengthened its MAST portfolio with the European introduction of the DIAM™ Spinal Stabilization System and the U.S. introduction of the CD-HORIZON® SEXTANT™ Multi-Level Technique.  In addition, Medtronic today announced its acquisition of Vertelink, a company that is pioneering the development of innovative materials and techniques for over-the-wire spinal fixation devices – this acquisition is expected to close during the third fiscal quarter.

ENT revenue growth of 12 percent for the quarter was aided by contributions from a broad range of market-leading products.  The business also launched its PITA™ (Powered Intracapsular Tonsillectomy and Adenoidectomy) procedure to treat obstructive sleep apnea, which promotes less pain and faster recovery for patients.  SNT revenues increased 11 percent.  Recently, Medtronic launched the PoleStar™ N20, a compact intraoperative MRI system.

Stock Buyback Authorization

As discussed in a separate press release, Medtronic’s board of directors has authorized management to repurchase an additional 30 million shares of Medtronic stock.  This authorization was necessary as the company has almost completed the repurchase of 25 million shares, the amount authorized by the board on June 28, 2001.

Webcast Information

Medtronic will host a webcast today, November 12, 2003, at 4:30 p.m. EST (3:30 p.m. CST), to provide more information about its businesses for the public, analysts and the media.  This quarterly presentation will be webcast through the company’s website at

www.medtronic.com/corporate/invest.html. Replay will be available until midnight CST on November 19, 2003.  This earnings release will be archived at www.medtronic.com/newsroom, and a transcript of the webcast will be available at www.medtronic.com/corporate/invest.html.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes and government actions as more fully described in Medtronic’s Annual Report on Form 10-K for the year ended April 25, 2003. Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Oct. 24, 2003	Apr. 25, 2003
	(in millions of dollars, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$971.0	$1,470.1
Short-term investments	219.3	22.7
Accounts receivable, less allowances of $116.7 and $99.5, respectively	1,930.2	1,761.4
Inventories	977.6	942.4
Deferred tax assets, net	208.3	194.0
Prepaid expenses and other current assets	86.6	214.9
Total current assets	4,393.0	4,605.5

Property, plant, and equipment	3,026.6	2,872.9
Accumulated depreciation	(1,411.2)	(1,289.9)
Net property, plant, and equipment	1,615.4	1,583.0

Goodwill	4,233.2	4,183.8
Other Intangible Assets, net	1,037.9	1,033.0
Long-term investments	1,303.2	594.0
Other assets	318.4	321.5

Total assets	$12,901.1	$12,320.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$2,464.1	$385.3
Accounts payable	294.0	269.4
Accrued compensation	380.0	402.1
Accrued income taxes	505.8	444.4
Other accrued expenses	303.1	312.1
Total current liabilities	3,947.0	1,813.3

Long-term debt	2.1	1,980.3
Deferred tax liabilities, net	326.6	304.3
Long-term accrued compensation	110.9	101.9
Other long-term liabilities	212.6	214.6
Total liabilities	4,599.2	4,414.4

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock—par value $1.00	—	—
Common stock—par value $0.10	121.1	121.8
Retained earnings	8,166.0	7,808.4
Accumulated other non-owner changes in equity	21.6	(12.1)
	8,308.7	7,918.1
Receivable from Employee Stock Ownership Plan	(6.8)	(11.7)

Total shareholders’ equity	8,301.9	7,906.4

Total liabilities and shareholders’ equity	$12,901.1	$12,320.8

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended October 24, 2003			Three months ended October 25, 2002
	Before Special, IPR&D, and Other Charges	Special, IPR&D, and Other Charges*	As Reported	Before Special, IPR&D, and Other Charges	Special, IPR&D, and Other Charges*	As Reported

Net sales	$2,163.8	$—	$2,163.8	$1,891.0	$—	$1,891.0

Costs and expenses:
Cost of products sold	536.0	—	536.0	460.7	—	460.7
Research and development expense	202.4	—	202.4	193.5	—	193.5
Selling, general, and administrative expense	673.3	—	673.3	598.6	—	598.6
Special charges		(4.8)	(4.8)	—	(8.0)	(8.0)
Purchased in-process research and development (IPR&D)		1.9	1.9		114.2	114.2
Other (income)/expense	72.4	—	72.4	45.3	—	45.3
Interest (income)/expense	1.1	—	1.1	(1.3)	—	(1.3)
Total costs and expenses	1,485.2	(2.9)	1,482.3	1,296.8	106.2	1,403.0

Earnings before income taxes	678.6	2.9	681.5	594.2	(106.2)	488.0

Provision for income taxes	203.6	1.8	205.4	178.2	8.1	186.3

Net earnings (loss)	$475.0	$1.1	$476.1	$416.0	$(114.3)	$301.7

Earnings per share:
Basic	$0.39	$0.00	$0.39	$0.34	$(0.09)	$0.25
Diluted	$0.39	$0.00	$0.39	$0.34	$(0.09)	$0.25

Weighted average shares outstanding:
Basic	1,214.5		1,214.5	1,215.6		1,215.6
Diluted	1,227.6		1,227.6	1,223.8		1,223.8

*- Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges), IPR&D, and other charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special, IPR&D, and other charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a subsitute for, financial performance measures prepared in accordance with GAAP.

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Six months ended October 24, 2003			Six months ended October 25, 2002
	Before Special, IPR&D, and Other Charges	Special, IPR&D, and Other Charges*	As Reported	Before Special, IPR&D, and Other Charges	Special, IPR&D, and Other Charges*	As Reported

Net sales	$4,228.0	$—	$4,228.0	$3,604.9	$—	$3,604.9

Costs and expenses:
Cost of products sold	1,050.0	—	1,050.0	874.9	—	874.9
Research and development expense	400.3	—	400.3	372.9	—	372.9
Selling, general, and administrative expense	1,317.2	—	1,317.2	1,134.7	—	1,134.7
Special charges		(4.8)	(4.8)	—	2.5	2.5
Purchased in-process research and development (IPR&D)		1.9	1.9	—	114.2	114.2
Other (income)/expense	136.0	—	136.0	71.1	—	71.1
Interest (income)/expense	2.5	—	2.5	0.2	—	0.2
Total costs and expenses	2,906.0	(2.9)	2,903.1	2,453.8	116.7	2,570.5

Earnings before income taxes	1,322.0	2.9	1,324.9	1,151.1	(116.7)	1,034.4

Provision for income taxes	396.6	1.8	398.4	345.2	4.2	349.4

Net earnings	$925.4	$1.1	$926.5	$805.9	$(120.9)	$685.0

Earnings per share:
Basic	$0.76	$0.00	$0.76	$0.66	$(0.10)	$0.56
Diluted	$0.75	$0.00	$0.75	$0.66	$(0.10)	$0.56

Weighted average shares outstanding:
Basic	1,216.0		1,216.0	1,215.6		1,215.6
Diluted	1,228.7		1,228.7	1,224.1		1,224.1

*- Medtronic management believes that in order to properly understand Medtronic’s short-term and long-term financial trends, investors may wish to consider the impact of special (such as certain litigation and restructuring charges), IPR&D, and other charges.  These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations.  In addition, Medtronic management uses results of operations before special, IPR&D, and other charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a subsitute for, financial performance measures prepared in accordance with GAAP.